Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Barbara Lindheim
(800) 987-8256	(212) 918-4650

PEREGRINE PHARMACEUTICALS RECEIVES LETTER FROM NASDAQ CITING
FAILURE TO REGAIN COMPLIANCE WITH MINIMUM BID PRICE RULE

--Company Will Request Hearing to Present Plans for Regaining Compliance--
--NASDAQ Hearing Panel Has Discretion to Grant Peregrine Up to an Additional
180 Days to Regain Compliance--
--Peregrine Currently Meets All Other NASDAQ Capital Market Initial Listing
Requirements Other Than the $1.00 Minimum Bid Price Rule--

TUSTIN, Calif., July 23, 2008 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), today announced that it received a Staff Determination letter from the Nasdaq Stock Market (NASDAQ) on July 22, 2008 indicating that the company is not in compliance with the $1.00 minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(4).  As a result, the company’s common stock would be subject to delisting from the NASDAQ Capital Market unless Peregrine requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”).  Peregrine intends to request a hearing before the Panel, which will stay the delisting of the company's securities pending the Panel's decision.  Rule 4805(a) provides that all hearings shall be scheduled, to the extent practicable, within 45 days of the date that the request for hearing is filed.

At the hearing, Peregrine intends to request continued listing on the NASDAQ Capital Market based upon its plan for regaining compliance with the minimum bid price requirement.  Pursuant to NASDAQ Marketplace Rule 4802(b), the Panel has the authority to grant Peregrine up to an additional 180 days from the date of the Staff Determination letter of July 22, 2008 (i.e. January 19, 2009) to implement its plan of compliance, which could include a reverse stock split if the price has not exceeded $1.00 per share for 10 consecutive business days by that time.

The NASDAQ Staff Determination letter states that historically, Panels have generally viewed a reverse stock split implemented within 30 to 60 days as the only definitive plan acceptable to resolve a bid price deficiency, but that recently the authority of Panels to grant additional time to companies was modified so that a Panel could allow up to 180 calendar days from the date of the Staff Determination letter, if the Panel deems it appropriate. The letter notes that the company may wish to consider presenting a plan that includes a discussion of the events that it believes will enable it to regain compliance in this time frame and a commitment to effect a reverse stock split, if necessary. However, there can be no assurance that the Panel will grant Peregrine’s request for continued listing on the NASDAQ Capital Market.

As announced on July 25, 2007, Peregrine received a letter from NASDAQ advising that the bid price of the company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Capital Market as set forth in NASDAQ Marketplace Rule 4310(c)(4) for the previous 30 consecutive business days. In accordance with NASDAQ Marketplace Rule 4310(c)(4), the company was provided 180 calendar days and granted an additional 180-day-extension period, or until July 21, 2008, to regain compliance with the minimum bid price requirement.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and hepatitis C virus (HCV) infection. The company is pursuing three separate clinical programs in cancer and HCV infection with its lead product candidates bavituximab and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to the risk that the NASDAQ Listing Qualifications Panel will not grant the Company a sufficient amount of time to fully implement its plan to regain compliance.  It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development;  the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2008. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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